SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act

of 1934 (Amendment No. )

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Marshall & Ilsley Corporation

(Name of Registrant as Specified In Its Charter)

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MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2005

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

The 2005 Annual Meeting of Shareholders of Marshall & Ilsley Corporation (the “Company”) will be held at the Pabst Theater, 144 East Wells Street, Milwaukee, Wisconsin, on Tuesday, April 26, 2005 at 10:00 a.m., local time, for the following purposes:

(1)	To elect five directors to serve until the 2008 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

Shareholders of record at the close of business on March 1, 2005 are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the accompanying proxy in the enclosed envelope, by a telephone vote or by voting electronically via the Internet. Instructions for telephonic voting and electronic voting via the Internet are contained on the accompanying proxy. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this Proxy Statement, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote electronically using the Internet, telephonically, or what is required to vote your shares in person at the Annual Meeting.

RANDALL J. ERICKSON, Senior Vice President,

General Counsel and Secretary

March 15, 2005

MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

March 15, 2005

Proxy Statement

The proxy you received is solicited by the Board of Directors of Marshall & Ilsley Corporation (the “Company” or “M&I”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, April 26, 2005 at the Pabst Theater, 144 East Wells Street, Milwaukee, Wisconsin. At the Annual Meeting, the shareholders of the Company will (1) elect five Class III directors, each of whom will hold office until April 2008 and, with respect to each director, until his or her successor is elected and qualified, and (2) vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $6,500 and any reasonable out-of-pocket disbursements. The Proxy Statement and the Proxy Card are being sent to the Company’s shareholders commencing on or about March 15, 2005. Shareholders who have consented to electronic delivery of the Proxy Statement and the Company’s Annual Report to Shareholders will receive those documents via posting on M&I’s web site: www.micorp.com/ereports.html.

Each shareholder of record at the close of business on March 1, 2005 will be entitled to one vote for each share of common stock registered in such shareholder’s name. The Company has one class of capital stock outstanding: its $1.00 par value common stock (the “Common Stock”). As of March 1, 2005, the Company had 228,507,909 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

Any shareholder executing and delivering his or her proxy may revoke the same at any time before it is voted by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the “Reinvestment Plan”) administered by Continental Stock Transfer & Trust Company, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by Continental Stock Transfer & Trust Company for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

If you are a participant in the 2000 Employee Stock Purchase Plan or the M&I Retirement Program, shares held in your account have been separately designated on the proxy card and will be voted at the Annual Meeting in the same manner in which you vote those shares registered in your name either by proxy or in person. Plan shares not voted by participants will be voted by the plan administrator or trustee in accordance with the terms of the respective plan.

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 is being provided to shareholders with this Proxy Statement.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class III director and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of January 31, 2005 (unless otherwise indicated) information regarding the beneficial ownership of shares of Common Stock by each current director, each nominee for director, each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of the Common Stock, and all current directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202	16,712,446	(2)	7.3%
The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202	14,055,046	(3)	6.2%
Richard A. Abdoo	31,200	(4)	*
David L. Andreas	3,680,594	(5)	1.6%
Andrew N. Baur	45,611	(6)	*
Jon F. Chait	102,451	(7)	*
John W. Daniels, Jr.	500	(8)	*
Mark F. Furlong	324,614	(9)	*
Bruce E. Jacobs	67,098	(10)	*
Ted D. Kellner	687,725	(11)	*
Dennis J. Kuester	1,843,352	(12)	*
Katharine C. Lyall	42,000	(13)	*
Frank R. Martire	69,269	(14)	*
John A. Mellowes	20,497	(15)	*
Edward L. Meyer, Jr.	75,364	(16)	*
San W. Orr, Jr.	972,612	(17)	*
Thomas J. O’Neill	225,477	(18)	*
Robert J. O’Toole	17,694	(19)	*
Peter M. Platten, III	372,089	(20)	*
Robert A. Schaefer	170,693	(21)	*
John S. Shiely	34,000	(22)	*
James A. Urdan	131,038	(23)	*
Debra S. Waller	15,000	(24)	*
George E. Wardeberg	56,046	(25)	*
James B. Wigdale	2,077,635	(26)	*

All current directors and executive officers of the Company as a group (35 persons) own 13,066,982 shares of Common Stock or 5.7% of the total Common Stock outstanding. (27)

*less than 1%

(1)	Except as indicated below, all shares shown in the table are owned with sole voting and investment power. Includes options transferred to the employee’s immediate family or trust or partnership for the benefit thereof.

(2)

This information is based on Amendment No. 24 to Schedule 13-G filed on February 14, 2005. All such shares are owned by wholly-owned subsidiaries of the Company as trustee or in other fiduciary capacities. The subsidiaries are Marshall & Ilsley Trust Company N.A. (the “Trust Company”) and M&I Investment Management Corp. Of these shares, one or more of the subsidiaries has sole voting power as to 3,178,943 shares, shared voting power as to 11,424,209 shares, sole investment power as to 4,597,376 shares and shared investment power as to 12,115,070 shares. The amount and percentage of shares beneficially owned, and the amount of shares to which the Trust Company has shared voting or investment power, include 10,674,024 shares held by the Trust Company as to which the Company and the Trust Company disclaim beneficial ownership.

(3)	This information is based on Amendment No. 16 to Schedule 13-G filed on February 10, 2005. Of these shares, 7,688,456 are owned directly by The Northwestern Mutual Life Insurance Company (“NML”), 68,600 are owned by investment company affiliates of NML and 6,297,990 are owned by Lydell, Inc., an indirect, wholly-owned subsidiary of NML. NML has shared voting and investment power as to all of these shares. NML has agreed to notify the FRB prior to acquiring additional shares such that NML’s total investment in the Company would exceed 9.9% of the Company’s total outstanding Common Stock or prior to taking any other action that would trigger any rebuttable presumption of control under FRB regulations.

(4)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005.

(5)	Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 28,390 shares held in the M&I Retirement Program. Includes 3,150,506 shares held in a partnership for the benefit of family members. Mr. Andreas has sole voting power and shared investment power but no pecuniary interest in these shares.

(6)	Does not include 700,000 shares which are held in a family limited liability company of which Mr. Baur is a member but over which Mr. Baur has no voting or investment power.

(7)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 33,601 shares held in the Company’s deferred compensation plan for directors.

(8)	Includes shares held by Mr. Daniels as of March 1, 2005.

(9)	Includes 284,799 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 153 shares held in the M&I Retirement Program and 39,662 shares held in the Company’s deferred compensation plan for executives.

(10)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 2,400 shares held by Mr. Jacobs’ family as to which he disclaims beneficial ownership, and 16,081 shares held under the Company’s deferred compensation plan for directors.

(11)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005. Includes 57,500 shares held by trust for which Mr. Kellner exercises shared voting and investment power, 464,800 shares held in the Kellner Family Limited Partnership as to which he disclaims beneficial ownership in excess of his pecuniary interest, 127,200 shares as to which Mr. Kellner exercises sole voting power and 5,225 shares held under the Company’s deferred compensation plan for directors.

(12)	Includes 1,423,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 22,635 shares as to which Mr. Kuester exercises sole voting power, 338 shares held in the M&I Retirement Program, and 46,937 shares held in the Company’s deferred compensation plan for executives.

(13)	Includes 40,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005.

(14)	Includes 53,333 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 14,336 shares held in the Company’s deferred compensation plan for executives.

(15)	Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 1,200 shares held by trust as to which he disclaims beneficial ownership, and 2,297 shares held under the Company’s deferred compensation plan for directors.

(16)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 3,071 shares held by Mr. Meyer’s family as to which he disclaims beneficial ownership and 10,148 shares held under the Company’s deferred compensation plan for directors.

(17)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 838,308 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 33,606 shares held under the Company’s deferred compensation plan for directors.

(18)	Includes 202,666 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 4,965 shares held in the M&I Retirement Program, and 14,729 shares held in the Company’s deferred compensation plan for executives.

(19)	Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 2,694 shares held under the Company’s deferred compensation plan for directors.

(20)	Includes 40,000 shares of which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005,10,886 shares held by Mr. Platten’s family as to which he disclaims beneficial ownership, and 210,175 shares as to which Mr. Platten exercises sole voting power.

(21)	Includes 35,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 6,213 shares held under the Company’s deferred compensation plan for directors.

(22)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005.

(23)	Includes 25,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005. 42,038 shares held under the Company’s deferred compensation plan for directors and 14,400 shares held by Mr. Urdan’s family as to which he disclaims beneficial ownership.

(24)	Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005.

(25)	Includes 40,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005 and 16,046 shares held under the Company’s deferred compensation plan for directors.

(26)	Includes 1,390,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 23,756 shares held by Mr. Wigdale’s family as to which he disclaims beneficial ownership, and 28,176 shares held in the M&I Retirement Program.

(27)	Includes 4,764,459 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2005, 167,950 shares held in the company’s deferred compensation plan for directors, 191,832 shares held in the Company’s deferred compensation plan for executives, 87,890 shares held in the M&I Retirement Program and 43,450 shares of restricted stock as to which the holders exercise sole voting power.

In addition to the ownership of Company Common Stock described above, as of February 17, 2005, each of Messrs. Baur, Kuester, Orr, Shiely, Urdan and Wigdale beneficially owns a total of 28 shares of Series A Adjustable Rate Preferred Stock (the “Preferred Stock”) of M&I Zion Investment II Corporation and M&I Marshall & Ilsley Investment II Corporation, two of the Company’s subsidiaries formed as real estate investment trusts (the “M&I REIT Subsidiaries”). Mr. Kuester’s wife also owns a total of 28 shares of Preferred Stock of the M&I REIT Subsidiaries. Mr. Kuester disclaims beneficial ownership of these shares. Each such person owns less than 1% of the outstanding Preferred Stock of each subsidiary. All current directors and executive officers as a group beneficially own a total of 364 shares of Preferred Stock of the M&I REIT Subsidiaries, representing 1.2% of the Preferred Stock of each subsidiary. In addition, each of Messrs. Baur and Furlong beneficially owns 3 shares of preferred stock of SWB Investment II Corporation, which is also a subsidiary of the Company formed as a real estate investment trust. All current directors and executive officers as a group beneficially own a total of 13 shares of preferred stock of SWB Investment II Corporation, representing 1.4% of the preferred stock of such company.

1. ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that the Company’s directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect five Class III directors to serve until the Company’s 2008 Annual Meeting of Shareholders and, with respect to each director, until his or her successor is elected and qualified. Each incumbent Class III director’s term expires at the 2005 Annual Meeting. Messrs. Baur, Mellowes, O’Toole and Shiely are standing for re-election. David L. Andreas and Robert A. Schaefer are not standing for re-election. The Company expresses its gratitude to Messrs. Andreas and Schaefer for their loyal service. Messrs. Kuester and Wigdale recommended Mr. Daniels to the Nominating Committee as a candidate for director. After consideration, the Nominating Committee recommended Mr. Daniels as a candidate to the full Board. The following table sets forth certain information with regard to each of the nominees for election as a director as well as each of the Company’s continuing Class I and Class II directors.

Directors are elected by a plurality of the votes cast by holders of the Company’s Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the five nominees who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a Class III director.

NOMINEES STANDING FOR ELECTION

Name and Age (as of March 1, 2005)	Principal Occupation and Directorships
Class III Directors

Andrew N. Baur Age 60	Chairman of the Board of Southwest Bank of St. Louis, a wholly owned subsidiary of the Company, since October 2002; Former Chairman of the Board and Chief Executive Officer of Mississippi Valley Bancshares, Inc., a bank holding company, and its subsidiary, Southwest Bank of St. Louis, from 1984 to September 2002. Also a director of Bakers Footwear Group, Inc., Wausau-Mosinee Paper Corporation (Wausau Paper), Orgill, Inc. and St. Louis Cardinals, L.P. A Director since October 2002.

John W. Daniels, Jr. Age 56	Partner (Executive Committee), Quarles & Brady, L.L.P., a law firm, from 1981 to present. Chairman of the Board of North Milwaukee State Bank, 1997 to February, 2005. National President, American College of Real Estate Lawyers. Also a director of V&J Foods, Inc., Metropolitan Milwaukee Association of Commerce, Medical College of Wisconsin, Wisconsin United for Health Foundation, Inc., Greater Milwaukee Committee and Ralph Evinrude Foundation.

John A. Mellowes Age 66	Chairman and Chief Executive Officer since 1980 of Charter Manufacturing Company, Inc., a producer of bar, rod, wire and wire parts for the auto industry and other industries. Also a director of Twin Disc, Inc., YMCA of Metropolitan Milwaukee and Junior Achievement of Wisconsin, Inc., and a member of the Board of Regents of the Milwaukee School of Engineering. A Director since April 2002.

Robert J. O’Toole Age 64	Chairman of the Board since 1992, Chief Executive Officer since 1989 and President from 1989 to 2003 of A. O. Smith Corporation, a manufacturer of electric motors and water systems technologies. Also a director of Briggs & Stratton Corporation and Factory Mutual Insurance Company. A Director since April 2002.

Name and Age (as of March 1, 2005)	Principal Occupation and Directorships
John S. Shiely Age 52	Chairman of the Board since January 2003, President and Chief Executive Officer since 2001, President and Chief Operating Officer from 1994 to 2001, Executive Vice President-Administration from 1991 to 1994, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment. Also a director of Quad/Graphics Inc., Cleveland Rock and Roll, Inc. (corporate board of the Rock and Roll Hall of Fame and Museum), Chairman of the Board of Children’s Hospital of Wisconsin, Inc. and a member of the Board of Trustees of the Medical College of Wisconsin. A Director since April 1999.

CONTINUING DIRECTORS

Class I Directors (terms expiring April 2006)

Richard A. Abdoo Age 61	Retired; Chairman of the Board and Chief Executive Officer from May 1991 to April 2004 and President from May 1991 to April 2003 of Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses. Chairman of the Board since June 1990 and Chief Executive Officer from June 1990 to June 2003 of We Energies. Also a director of AK Steel Corporation and Catalytica Energy Systems, Inc. A Director since July 1994.

Ted D. Kellner Age 58	Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment management firm, since 1980. Also a director of American Family Mutual Insurance Company, Mason Wells, H&K Partners, LLC and Kelben Foundation, Inc. A Director since April 2000.

Katharine C. Lyall Age 63	Retired; President of the University of Wisconsin System from 1992 to September 2004. Also a director of Alliant Energy Corporation, Carnegie Foundation for the Advancement of Teaching and United Way of Dane County (Wisconsin). A Director since December 1997.

Peter M. Platten, III Age 65	Retired; Vice Chairman of the Board of the Company from May 1994 to May 1997; Former President and Chief Executive Officer, January 1989 to May 1994, Valley Bancorporation, a bank holding company; Director since 1980 and Corporate Secretary since May 1985 of Green Bay Packers, Inc. A Director since May 1994.

James A. Urdan Age 73	Retired Partner, Quarles & Brady, L.L.P., a law firm. A Director since April 2001.

James B. Wigdale Age 68	Retired; Chairman of the Board of the Company from December 1992 to December 2004, Chief Executive Officer of the Company from October 1992 to December 2001, Vice Chairman of the Board of the Company from December 1988 to December 1992; Chairman of the Board, January 1989 to October 2001, Chief Executive Officer, September 1987 to October 2001, and Director since 1981 of M&I Marshall & Ilsley Bank. Also a director of Green Bay Packaging Inc. and Sentry Insurance. A Director since 1988.

Name and Age (as of March 1, 2005)	Principal Occupation and Directorships

Class II Directors (terms expiring April 2007)

Jon F. Chait Age 54	Chairman of the Board and Chief Executive Officer of Hudson Highland Group, Inc., formerly a division of Monster Worldwide Inc., a global provider of professional staffing, retained executive search and human capital solutions, since October 2002; Chairman of Spring Group, plc, a provider of workforce management solutions, May 2000 through June 2002 and Chief Executive Officer from May 2000 to March 2002; Chairman and Chief Executive Officer of Magenta.com, a developer of web-enabled human resource solutions, July 1998 to May 2000; Executive Vice President, Secretary and Director, August 1991 to July 1998, Managing Director-International Operations, 1995 to July 1998, Chief Financial Officer, August 1993 to 1995, Manpower Inc. and Executive Vice President, September 1989 to July 1998, Manpower International Inc., a provider of temporary employment services. Also a director of Krueger International, Inc. A Director since 1990.

Bruce E. Jacobs Age 57	President and Chief Executive Officer of Grede Foundries, Inc., a manufacturer of gray and ductile iron, steel and alloyed castings, since 1994. Also a director of Walker Forge, Inc. and YMCA of Metropolitan Milwaukee. A Director since April 2001.

Dennis J. Kuester Age 62	Chairman of the Board since January 2005, Chief Executive Officer since January 2002 and President since 1987 of the Company; Chairman of the Board and Chief Executive Officer since October 2001, President from 1989 to October 2001 and Director since 1989, M&I Marshall & Ilsley Bank; Chairman of the Board, Metavante Corporation and Director of Marshall & Ilsley Trust Company National Association. Also a director of Modine Manufacturing Company, Wausau-Mosinee Paper Corporation (Wausau Paper), Krueger International, Inc., Super Steel Products Corp., YMCA of Metropolitan Milwaukee and Froedtert Hospital, and Chairman of the Board of Christian Stewardship Foundation. A Director since February 1994.

Edward L. Meyer, Jr. Age 67	Vice Chairman, Sanimax Corporation since January 2005; Chairman of the Board, Anamax Corporation, a processor of hides and skins and manufacturer of various rendered products, from 1997 to January 2005. A Director since May 1994.

San W. Orr, Jr. Age 63	Chairman of the Board and Director, Wausau-Mosinee Paper Corporation (Wausau Paper); Attorney, Estate of A.P. Woodson & Family. Also a director of The Aytchmonde Woodson Foundation, Inc. and Nancy Woodson Spire Foundation, Inc. and Chairman of the Board of the University of Wisconsin Foundation. A Director since July 1994.

Debra S. Waller Age 48	Chairman of the Board and Chief Executive Officer of Jockey International, Inc., an undergarment manufacturer, since January 2001, formerly Vice Chairman of the Board from February 2000 to January 2001, Assistant to the President from 1995 to January 2001 and Executive Vice President from 1995 to 2000. Also a director of Church Mutual Insurance Company and Dave Thomas Foundation for Adoption and a trustee of Carthage College.

George E. Wardeberg Age 69	Retired; Vice Chairman of the Board, Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses, from April 2000 to May 2002; Chairman of the Board and Chief Executive Officer from 1997 to 2000, President and Chief Executive Officer from 1994 to 1997, WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Twin Disc, Inc., Wisconsin Energy Corporation and Benz Oil, Inc. A Director since April 1999.

CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors has determined that as of February 17, 2005, 14 of 19 (74%) of the current directors of M&I are independent under the listing standards of the New York Stock Exchange (the “NYSE Standards”) and the categorical independence standards adopted by the Board. The independent directors are: Ms. Lyall, Ms. Waller and Messrs. Abdoo, Chait, Jacobs, Mellowes, Meyer, Orr, O’Toole, Platten, Schaefer, Shiely, Urdan and Wardeberg.

Under the Company’s categorical standards, a director will not fail to be deemed independent solely as a result of banking or other business relationships between the Company and its subsidiaries, on the one hand, and the director or a company with which the director is affiliated, on the other hand, provided that:

•	such banking relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

•	any extensions of credit by the Company or its subsidiaries to any such person or company have been made in compliance with applicable securities and banking laws and regulations, and no event of default has occurred and is continuing under the loan; and

•	such business relationships would not cause the director not to be independent under the listing standards of the New York Stock Exchange.

The complete text of the categorical standards is available on M&I’s website as described below.

The non-management directors of M&I have regularly scheduled executive sessions. The Board of Directors, based upon the review and recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), has appointed Mr. Urdan to preside at the executive sessions of the non-management directors. Parties who wish to communicate directly with the presiding director or with the non-management directors as a group may direct written communications to Mr. Urdan at:

Mr. James A. Urdan

c/o Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

The Secretary of the Company will forward all communications to Mr. Urdan unless otherwise instructed by the non-management directors.

The Board of Directors of the Company has Compensation and Human Resources, Audit, Nominating, Retirement Investment, and Executive Committees. The Board of Directors has adopted written charters for all of its standing committees. The charters for the Compensation and Human Resources, Audit, and Nominating Committees are available on the Company’s web site described below.

Directors are expected to attend each regular and special meeting of the Board and of each Board committee on which the director serves. Directors are also expected to attend the Annual Meeting. Although the Company’s By-laws authorize members of the Board and Board committees to participate in and act at a meeting through the use of telephonic or other communication equipment, the personal attendance of directors at such meetings is preferred. The Board of Directors held seven meetings and took action by written consent twice in 2004. Each incumbent director attended at least 75% of the meetings of the Board and Board committees on which the director served except for Mr. Mellowes, who was absent from two meetings of the Board. All of the Company’s current directors attended last year’s Annual Meeting.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on the Company’s web site at www.micorp.com. These documents include, among others, the following:

•	Charter for the Audit Committee of the Board of Directors;

•	Charter for the Compensation and Human Resources Committee of the Board of Directors;

•	Charter for the Nominating Committee of the Board of Directors;

•	Categorical Standards for Lending, Banking and Other Business Relationships Involving the Company’s Directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Shareholders also may obtain a copy of any of these documents free of charge by calling the M&I Shareholder Information Line at 1-800-318-0208. Information contained on any of M&I’s web sites is not deemed to be a part of this Proxy Statement.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) is responsible for (a) evaluating and approving the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company, (b) administering the Company’s compensation plans, including the Executive Stock Option and Restricted Stock Plans, the 1994 Long-Term Incentive Plan and the Annual Executive Incentive Compensation Plan, and (c) producing an annual report on executive compensation for inclusion in the Company’s Proxy Statement. The current members of the Compensation Committee are Messrs. Wardeberg (Chairman), O’Toole and Shiely, all of whom are independent under the NYSE Standards. The Compensation Committee held seven meetings in 2004.

Audit Committee

The Audit Committee is a separately-designated standing committee of the Board of Directors as defined by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee has responsibility for (a) appointing or replacing the Company’s independent auditors, (b) overseeing the work of the independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting), (c) reviewing the independent auditors’ performance, qualifications and independence, (d) approving all auditing and permitted non-auditing services to be performed by the independent auditors with limited exceptions, (e) reviewing the Company’s financial statements, internal audit function and system of internal controls, (f) overseeing compliance by the Company with legal and regulatory requirements and with the Company’s Code of Business Conduct and Ethics, and (g) producing the report required by federal securities regulations for inclusion in the Company’s Proxy Statement. The current members of the Audit Committee are Messrs. Orr (Chairman), Jacobs and Ms. Lyall, all of whom are independent under the NYSE Standards. The Board has determined that Mr. Orr is an “audit committee financial expert” and “independent” as defined under applicable Securities and Exchange Commission rules. The Audit Committee held 11 meetings in 2004.

Nominating Committee

The Nominating Committee is responsible for (a) identifying new candidates who are qualified to serve as directors of the Company, (b) recommending to the Board of Directors the candidates for election to the Board and for appointment to the Board’s committees, (c) considering any nominations for director submitted by shareholders, (d) developing, and recommending to the Board, and thereafter periodically reviewing, the Corporate Governance Guidelines and principles applicable to the Company, and (e) monitoring and advising the

Board on corporate governance matters and practices. The members of the Nominating Committee are Messrs. Platten (Chairman), Chait and Urdan, all of whom are independent under the NYSE Standards. The Nominating Committee held three meetings in 2004.

The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Company’s By-laws. Under the Company’s By-laws, nominations other than those made by the Board of Directors or the Nominating Committee, must be made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, a shareholder’s request to nominate a person for election to the Board, together with the written consent of such person to serve as a director, must be received by the Secretary of the Company not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

Under the Company’s By-laws, no person is eligible to be elected a director at a meeting of shareholders held on or after the date he or she attains the age of 72, although the Board, at its discretion, may waive the age limitation or establish a greater age from time to time. In addition, the Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the Board of Directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value of the Company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

The Nominating Committee will evaluate eligible shareholder-nominated candidates for election to the Board of Directors in accordance with the selection guidelines. The full text of the guidelines can be found in the Nominating Committee’s charter, which is available on the Company’s web site described above.

Retirement Investment Committee

The Retirement Investment Committee is responsible for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company’s Retirement Program. The members of the Retirement Investment Committee are Messrs. Kellner (Chairman), Abdoo and Chait. The Retirement Investment Committee held three meetings in 2004.

Executive Committee

The Executive Committee has the authority to act on behalf of the full Board of Directors in managing the business and affairs of the Company when the Board of Directors is not in session. The current members of the Executive Committee are Messrs. Kuester (Chairman), Abdoo, Jacobs, Urdan, Wardeberg and Wigdale. The Executive Committee held four meetings in 2004.

LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 2004, such persons and firms have been indebted to the

Company’s bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition to loans, bank subsidiaries of the Company provide other banking services in the ordinary course of business to directors and executive officers and their associates.

From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company’s stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

On December 15, 2004, the Company entered into a consulting agreement with Mr. Wigdale. Under the consulting agreement, Mr. Wigdale agreed to consult with the executive officers and Board of Directors of the Company and its affiliates with respect to such matters as may be reasonably requested by the Company, and to continue to foster and maintain relationships with area businesses and community-based organizations on the Company’s behalf. The consulting agreement will remain in effect for as long as Mr. Wigdale continues to serve on the Board of Directors, unless it is sooner terminated by the mutual written consent of the parties or by Mr. Wigdale’s disability such that he is unable to perform his duties.

Mr. Wigdale will not receive any cash remuneration under the consulting agreement. As compensation for the services described above, Mr. Wigdale will receive reimbursement for all reasonable travel and other expenses incurred in the performance of his duties under the consulting agreement; continued access to the Company’s facilities and services, with secretarial services and office space sufficient for Mr. Wigdale to perform his duties; a company car; access to the company aircraft for company business use or personal use subject, in the case of personal use, to an annual maximum of $30,000; club dues; and financial planning services. The maximum annual benefit provided by the Company on behalf of Mr. Wigdale for his personal expenses is limited to $50,000, after which Mr. Wigdale must reimburse the Company for the excess amount.

In connection with the Company’s merger with Mississippi Valley Bancshares, Inc. on October 1, 2002, Mr. Baur entered into an employment agreement with M&I Marshall & Ilsley Bank under which Mr. Baur was employed until December 31, 2004. Under this agreement, Mr. Baur received a base salary of $311,000 per year and an annual incentive bonus of $200,000, and was entitled to certain other benefits, including the right to participate in M&I’s benefit and qualified retirement plans, the use of a car, and the payment of club dues until he reaches the age of 65 in 2009. Mr. Baur also will be provided with office space until December 31, 2009 and health insurance coverage until he reaches the age of 65 and, thereafter, he will be entitled to participate in M&I’s Medicare supplemental insurance plan. Mr. Baur is entitled to receive payments of $2,000 per month until he reaches the age of 65.

On December 15, 2004, Southwest Bank of St. Louis, a subsidiary of the Company, entered into a consulting agreement with Mr. Baur under which, beginning on January 1, 2005, Mr. Baur agreed to consult with the executive officers and Board of Directors of Southwest and its affiliates with respect to such matters as may reasonably be requested by Southwest or its affiliates. Mr. Baur will continue to serve as the Chairman of the Board of Southwest, and will maintain continued involvement with area businesses and community-based organizations on Southwest’s behalf and continue to cultivate business development and expansion opportunities within Missouri and the surrounding markets. The consulting agreement will remain in effect until it is terminated by written notice, at least 90 days in advance, by either of the parties, or by Mr. Baur’s death or disability such that he is unable to perform his duties.

As compensation for such services, Southwest will pay Mr. Baur a consulting fee equal to $10,000 per month, in addition to the $2,000 monthly payment payable to Mr. Baur during the term of the consulting agreement under the post-employment obligations of the employment agreement described above. Southwest will also pay or reimburse Mr. Baur for all reasonable travel and other expenses incurred by Mr. Baur in performance of his duties under the consulting agreement, and will continue to provide Mr. Baur with a company car.

A son of each of Messrs. Baur and Wigdale and a daughter and former daughter-in-law of Mr. Kuester were employed by the Company or its subsidiaries and received compensation and benefits that exceeded $60,000 in 2004. None of these employees was an executive officer of the Company. The compensation and benefits received by each were established by the Company in accordance with its employment and compensation practices applicable to employees holding comparable positions. Messrs. Baur, Kuester and Wigdale are not among the directors who have been determined by the Board of Directors to be independent under the NYSE Standards and the categorical independence standards adopted by the Board.

In June 2004, the Company paid approximately $273,000 to Fiduciary Real Estate Development, Inc., an affiliate of Mr. Kellner, to resolve a matter that arose in connection with services provided by the Company to Fiduciary Real Estate Development. The resolution was the product of arm’s-length negotiations by the parties and was approved by the Company’s Audit Committee. Mr. Kellner is not among the directors who have been determined by the Board of Directors to be independent under the NYSE Standards and the categorical independence standards adopted by the Board.

During 2004, the Company retained Quarles & Brady, L.L.P., a law firm in which Mr. Daniels is a Partner, to provide legal services to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

				Long Term Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Dennis J. Kuester	2004	$800,000	$1,322,400	$943,875	202,500	$942,960	$260,957
Chairman of the Board,	2003	750,000	1,315,381	782,775	202,500	1,124,539	206,770
Chief Executive Officer and President	2002	750,000	1,107,706	0	270,000	245,778	250,405

James B. Wigdale	2004	650,000	853,450	0	0	942,960	183,060
Chairman of the Board	2003	700,000	959,700	0	135,000	1,297,545	177,569
(retired) (5)	2002	750,000	999,150	0	200,000	283,590	402,597

Mark F. Furlong	2004	475,000	656,500	471,938	101,250	377,184	98,512
Executive Vice President	2003	425,000	582,675	269,623	69,400	519,018	81,333
and President of M&I Marshall & Ilsley Bank	2002	425,000	490,620	0	92,500	0	71,253

Frank R. Martire	2004	400,000	475,000	314,625	67,500	0	65,196
Senior Vice President and	2003	351,202	300,000	233,093	110,000	0	34,375
President and Chief Executive Officer, Metavante Corporation	2002	—	—	—	—	—	—

Thomas J. O’Neill	2004	326,000	426,725	232,823	50,000	251,456	71,441
Senior Vice President,	2003	290,000	397,590	173,950	45,000	346,012	55,007
Executive Vice President, M&I Marshall & Ilsley Bank and President, M&I Bank FSB	2002	290,000	223,938	—	55,000	37,812	42,930

(1)	Salary adjustments for the Company’s executive officers generally are effective on January 1 of each year.

(2)	As of December 31, 2004, the following executives had unreleased Key Restricted Stock: Mr. Kuester—45,000 shares valued at $1,989,000; Mr. Furlong—35,000 shares valued at $1,539,000; Mr. Martire—14,200 shares valued at $627,640; and Mr. O’Neill—13,750 shares valued at $606,150. The values were calculated using a year end 2004 closing market price of $44.20 per share less any consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.

(3)	LTIP payouts in any given year are based on the number of LTIP units awarded with respect to the prior three-year period and the Company’s performance during such period. Accordingly, the amount of LTIP payouts may vary from year to year and in some years there may be no payouts under the LTIP. For 2004, the named executive officers received payouts for awards made with respect to the three-year period from January 2002 through December 2004. The performance criteria for this three-year cycle were based upon both the Company’s total shareholder return in relation to companies in the Keefe, Bruyette & Woods 50 Bank Index (the “KBW 50 Index”) and the Company’s cumulative three-year earnings per share relative to predetermined goals. During this period, the Company’s total shareholder return was below the target level under the LTIP and earnings per share performance exceeded the target level under the LTIP, which when combined exceeded the cumulative target level under the LTIP.

(4)

Includes the following amounts paid by M&I under the Retirement Program for 2004: Mr. Kuester—$22,550; Mr. Wigdale—$22,550; Mr. Furlong—$22,550; Mr. Martire—$22,550; and Mr. O’Neill—$22,550. Includes the following employer contributions under the Executive Deferred Compensation Plan based on compensation paid or deferred during 2004: Mr. Kuester—$152,480; Mr. Wigdale—$112,376; Mr. Furlong—$68,214; Mr. Martire—$39,600; and Mr. O’Neill—$41,487. Includes the following difference between the amount accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan for 2004 (utilizing crediting rates under the plans which are indexed to either the Moody’s “A” Long-Term Corporate Bond Rate or the S&P 500 Index, based upon the participant’s election) over the amount determined pursuant to SEC rules: Mr. Kuester—$85,927; Mr. Wigdale—$48,134; Mr. Furlong—$7,748; Mr. Martire—$3,046; and Mr. O’Neill—$7,404.

(5)	Mr. Wigdale served as Chairman of the Board through December 31, 2004.

The Company provides perquisites to each of the named executive officers that may include any or all of the following: payment of club dues, personal use of Company cars and aircraft and personal financial planning and tax preparation services, all of which are valued for disclosure purposes at their incremental cost to the Company in accordance with SEC regulations. In addition, the named executive officers are allowed to reimburse the Company for such perquisites at the incremental cost of such perquisites to the Company. The aggregate value of these perquisites, net of any such reimbursements, for each of the named executive officers did not exceed $50,000 in 2004, 2003 or 2002.

The following table provides information on options granted to the named executive officers during 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value($)(3)
Dennis J. Kuester	202,500	5.5%	$41.95	10/27/2014	$1,417,298
James B. Wigdale	—	—	—	—	—
Mark F. Furlong	101,250	2.8	41.95	10/27/2014	708,649
Frank R. Martire	67,500	1.8	41.95	10/27/2014	472,433
Thomas J. O’Neill	50,000	1.4	41.95	10/27/2014	349,950

(1)	Options for the named executive officers generally become exercisable based on the following schedule: one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant and the remaining one-third on the third anniversary of the date of grant. All options will become immediately exercisable upon a “triggering event” (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.

(2)	All options have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the effective date of grant. The exercise price may be paid in cash or by delivery of shares of the Company’s Common Stock.

(3)	The grant date present values were determined using a binomial model with the following common assumptions: an expected period of time to exercise of 5.15 years; a risk-free rate of return of 3.13%; an expected dividend yield of 1.92%; and a volatility factor of 18.0%. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised and may be substantially different from the value estimated by this binomial model.

The following table provides information on options exercised during 2004, and options held at year end, by the named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/SAR VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)(1)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis J. Kuester	106,000	2,974,468	1,423,000	0	18,996,875	0
James B. Wigdale	120,000	3,368,271	1,390,000	0	22,236,350	0
Mark F. Furlong	0	—	284,799	178,351	4,388,754	1,145,737
Frank R. Martire	0	—	36,666	140,834	450,190	1,052,285
Thomas J. O’Neill	0	—	202,666	98,334	3,488,847	681,727

(1)	Includes shares which were transferred to the employees’ immediate family or trusts or partnerships for the benefit thereof.

(2)	For valuation purposes, a year end 2004 market price of $44.20 was used.

The following tables provide information on long-term incentive plan awards to the named executive officers.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

	Awards Granted under the LTIP and the Metavante Corporation Long-Term Incentive Plan in December 2004 for the Performance Period Beginning January 2005
Name	Number of Shares, Units or Other Rights(1)	Targeted Cash Payment(2)	Performance or Other Period Until Maturation or Payout
Dennis J. Kuester	18,000	—	3 Years
James B. Wigdale	—	—	—
Mark F. Furlong	12,000	—	3 Years
Frank R. Martire	—	$250,000	3 Years
Thomas J. O’Neill	5,000	—	3 Years

(1)	Units awarded represent share equivalents of the Company’s Common Stock. The performance period is the three years commencing on January 1, 2005 and ending on December 31, 2007 for awards granted in December 2004. Additional units will be credited to each participant’s account when dividends are paid on shares of the Company’s Common Stock. Vesting of units occurs at the end of the three-year period except in the case of the death or disability of the participant, termination of a participant’s employment due to retirement, or the occurrence of a “triggering event” (which relates to a change in control of the Company). Upon the occurrence of a “triggering event,” units vest notwithstanding continued employment by the acquiring company. A payout multiple is applied to the units awarded to a participant based on the Company’s performance in relation to two equally weighted performance criteria, which represent (a) the total return of the Company’s Common Stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index and (b) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items. The Company’s performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other. For each criterion, the threshold payout multiple is 12.5% and the maximum is 137.5%, resulting in a combined maximum of 275.0%. No payout will be made under a criterion for performance below threshold. The resulting payout multiple is applied to the units awarded and units awarded to the participant in lieu of the payment of dividends. Before awards are paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

(2)	Cash-based awards are made under the Metavante Corporation Long-Term Incentive Plan. The performance period is the three years commencing on January 1, 2005 and ending on December 31, 2007. The award vests at the end of the three-year period except in the case of death or disability, termination of employment due to retirement or the occurrence of a “triggering event” (which relates to a change of control of Metavante or the Company). Upon the occurrence of a “triggering event,” the award vests notwithstanding continued employment by the Company. A payout multiple will be applied to an amount equal to the cash award made to a participant based on the performance of Metavante or the Company, as the case may be, in relation to the following equally weighted performance criteria: (a) Metavante’s cumulative net income for the three-year period; (b) Metavante’s cumulative revenue for the three-year period; (c) the total return of the Company’s common stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index; and (d) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items. The performance of Metavante or the Company, as the case may be, in relation to the performance criteria is calculated independently, which may allow a participant to receive a payout under one or more, but less than all, of the criteria. For each criterion, the threshold payout multiple is 6.25% and the maximum payout multiple is 68.75%, resulting in a combined maximum payout multiple of 275.0% or $687,500. No payout will be made under a performance criterion for performance below threshold. Before the award is paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

	Awards Granted under the Metavante Acquisition Incentive Plan in January 2005
	Interim Period Cash Payment(1)			Cumulative Period Cash Payment(1)			Performance or Other Period Until Maturation or Payout
Name	Target	Over- Achieve	Maximum	Target	Over- Achieve	Maximum	Interim	Cumulative
Frank R. Martire	$87,500	$131,250	$262,500	$262,500	$393,750	$787,500	(2)	(2)

(1)	The Metavante Acquisition Incentive Plan is designed to provide an incentive to senior personnel at Metavante to achieve and exceed interim financial performance targets through December 31, 2005 and cumulative financial performance targets through December 31, 2006 related to companies acquired by Metavante in 2004 and Metavante as a whole. The cash incentive paid to each participant will be determined based on the cumulative net income (adjusted for financing and purchase price amortization and accrual of cash incentives under the plan) of the acquired company or companies for which such participant has responsibility and Metavante as a whole from the date or dates on which such company or companies were acquired. The Compensation Committee has approved target, over-achieve and maximum performance levels for the interim and cumulative performance periods. No cash incentives will be paid to any participant in the event of performance below either target performance level. Payouts for the interim performance period will be made in the first quarter of 2006 and payouts for the cumulative performance period will be made in the first quarter of 2007. The Compensation Committee will review the results of the acquired companies before the payouts are made. Participants must be employed at the end of the applicable performance period in order to be eligible to receive a cash incentive. The Company’s executive management and the Compensation Committee retain discretion to alter the incentive awards under the plan for any circumstances they deem appropriate and to require deferral of any payouts to the extent necessary to meet the requirements for deductibility of the payouts under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	The performance period with respect to a particular acquired company will begin on the date on which such company was acquired. The interim performance period will end on December 31, 2005 and the cumulative performance period will end on December 31, 2006.

The following table sets forth certain information about shares of M&I Common Stock that are authorized for issuance under the Company’s equity compensation plans as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)(4)
Equity compensation plans approved by security holders	23,503,951	$30.70	9,252,845
Equity compensation plans not approved by security holders (5)	0	0	0
Total	23,503,951	$30.70	9,252,845

(1)	The table does not include information regarding the Company’s Dividend Reinvestment and Cash Investment Plan and the M&I Retirement Program (an employee benefit plan intended to meet the qualification requirements of Section 401(a) of the Code).

(2)	Includes 22,878,097 shares to be issued upon exercise of outstanding options under all of the Company’s stock option plans. This includes 202,996 shares to be issued upon exercise of outstanding options under plans assumed by the Company in mergers. The weighted-average exercise price of outstanding options granted under plans assumed in mergers as of December 31, 2004 was $17.87. There will be no further grants under these assumed plans. Also includes 625,854 shares held in the Directors Deferred Compensation Plan. These shares were not included in computing the weighted average exercise price. Under the Directors Deferred Compensation Plan, directors may elect to defer all or a portion of their directors’ fees into one of two accounts: (i) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks or (ii) a Common Stock account in which shares are purchased on the open market and held in trust until the director’s retirement.

(3)	Does not include 363,500 outstanding units awarded and 1,227,600 units available for issuance under the 1994 Long-Term Incentive Plan (not including additional units credited to the accounts of participants in lieu of the payment of cash dividends). See Note (1) in the long-term incentive plan awards table for a description of the 1994 Long-Term Incentive Plan. Although the Compensation Committee has the discretion to pay LTIP awards in cash, Common Stock or a combination of both, all awards have been paid in cash and the Company is currently not aware of any circumstances which would cause the Compensation Committee to pay these awards in Common Stock. Also does not include 271,281 shares held in the Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, participants had the ability to elect to defer the receipt of restricted stock and shares issued upon the exercise of stock options. However, participants are currently entitled to defer shares issued upon the exercise of stock options only to the extent allowable under Section 409A of the Code.

(4)	Includes 60,000 shares available for issuance under the 1995 Directors Stock Option Plan; 2,330 shares available for issuance under the 1997 Executive Stock Option and Restricted Stock Plan; 72,743 shares available for issuance under the 2000 Executive Stock Option and Restricted Stock Plan; 1,260,483 shares available for issuance under the 2000 Employee Stock Purchase Plan; and 7,857,289 shares available for issuance under the 2003 Executive Stock Option and Restricted Stock Plan. Under the 2000 Employee Stock Purchase Plan, eligible employees may purchase shares annually by payroll deductions, subject to certain aggregation limitations, at a purchase price equal to 85% of the lesser of the fair market value of the Company’s Common Stock on the first day or last day of the offering period. The number of shares available for sale under this plan may be increased on January 1 of each year by an amount equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased by employees under the plan in the previous year or (iii) a lesser amount determined by the Board of Directors.

(5)	All of the Company’s equity compensation plans under which shares of M&I Common Stock are authorized for issuance have been approved by shareholders.

RETIREMENT PLANS

The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the “Nonqualified Plan”) provides Messrs. Kuester and Wigdale with a supplemental retirement benefit. The purpose of the Nonqualified Plan is to provide an annual retirement benefit such that the sum of the benefits from the Retirement Growth Plan, the Corporation’s Amended and Restated Supplementary Retirement Benefits Plan (the “SERP”), the SERP Account of the Company’s Amended and Restated Deferred Compensation Plan, Social Security and the Nonqualified Plan equals 60% of the sum of the participant’s average salary and annual short-term incentive compensation for his last five years of employment. The total benefit under the Nonqualified Plan is adjusted in the event of death or early retirement before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at the option of the participant. The pay-out option elected may also affect the amount of the annual benefit. For Mr. Wigdale, the monthly retirement benefit under the Nonqualified Plan is $41,313. For Mr. Kuester, the estimated monthly retirement benefit beginning at age 65 is $53,557, determined based on the five year average compensation earned through December 31, 2004 and various actuarial and interest rate assumptions. In the event of a Change in Control (as defined in the Nonqualified Plan), each participant who is actively employed will be deemed to retire on the date of the Change of Control but will have no reduction in benefits under the Nonqualified Plan for retiring prior to age 62. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change of Control regardless of his age at that point. Under the terms of the Nonqualified Plan, Mr. Wigdale was eligible to begin receiving benefits in January 2002. However, in connection with his continued full-time active employment, Mr. Wigdale elected to forego the payments otherwise due to him for 2002, 2003 and 2004. Mr. Wigdale began receiving benefits under the Nonqualified Plan in 2005 in connection with his retirement as a full time active employee of the Company.

In December 2004 the Compensation Committee approved the terms of a nonqualified supplemental retirement plan (the “Plan”) that provides Mr. Furlong with a supplemental retirement benefit. The purpose of the Plan is to provide an annual retirement benefit such that the sum of the benefits from the Company’s contributions into its qualified and non-qualified retirement programs, Social Security and the Plan equals 45% of the sum of Mr. Furlong’s highest average salary and annual short-term incentive compensation for any five of his last ten years of employment. The benefits under the Plan will begin vesting at age 55, and will be fully vested at age 62. If Mr. Furlong’s employment terminates prior to his attaining age 55 other than by reason of death or disability or in connection with a change of control of the Company, he will receive no benefits under the Plan. The total benefit under the Plan will be adjusted in the event of death or disability before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at Mr. Furlong’s option. The payout option elected may also affect the amount of the annual benefit. Mr. Furlong’s estimated monthly retirement benefit beginning at age 65 is $25,803, determined based on the five year average compensation earned through December 31, 2004 and various actuarial and interest rate assumptions. In the event of a change of control before Mr. Furlong attains age 55, 40% of the benefits under the Plan will be vested if the change of control occurs within 12 months of adoption of the Plan and an additional 4% of the benefits will vest for each year following the adoption of the Plan. In the event of a change of control after Mr. Furlong attains age 55, the benefits under the Plan will be fully vested.

The 2005 Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides selected key employees of M&I, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody’s “A” Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. The Deferred Compensation Plan also allows participants to defer the receipt of restricted stock and shares issued upon the exercise of stock options. However, participants are not entitled to defer shares issued upon exercise of stock options until such time as the administrator of the Deferred Compensation Plan determines that such a deferral is permissible under Section 409A of the Code. Amounts deferred are distributable upon termination of employment at the election of the participant. The election choices for 2005 plan year deferrals range from lump sum distribution to a pay-out over 15 years if a participant’s employment terminates on or after age 55, other than because of death or disability, with at least 10 years of service. For future plan year deferrals, distribution choices may change, but only those distribution methods permitted under Section 409A of the Code will be allowed. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company N.A. is the trustee (the “Trust”). In addition to participant-directed deferrals, the Compensation Committee may require deferrals of any amount necessary to ensure the deductibility of compensation paid to a named executive officer under federal income tax law. Participants in the Deferred Compensation Plan are also eligible to receive an employer contribution equal to the amount that would have been allocated to such participant’s account under the M&I Retirement Growth Plan absent statutory limitations on compensation. This contribution is credited to an account which vests after an employee has five years of “vesting service” (as defined in M&I’s Retirement Growth Plan). Participants have the same investment and pay-out elections with respect to these accounts as with other accounts in the Deferred Compensation Plan, and amounts credited are held in the Trust.

Because of changes in the federal income tax law governing the taxation of split-dollar life insurance benefits, in 2003 M&I entered into death benefit award agreements with Messrs. Wigdale and Kuester and certain other senior executives under which a nonqualified death benefit plan was substituted for their previous life insurance arrangements. Originally, the life insurance arrangements were provided in lieu of certain benefits to which Messrs. Kuester and Wigdale were entitled under the Deferred Compensation Plan. Pursuant to the death benefit award agreements, the beneficiaries of Messrs. Wigdale and Kuester are provided with a “death benefit” that is a formula amount based primarily on certain life insurance proceeds. On a present value basis, the new arrangements were structured to be economically neutral to M&I as compared to the life insurance arrangements.

CHANGE OF CONTROL AGREEMENTS AND RELATED MATTERS

In order to assure management continuity and stability, as of February 1, 2005, M&I had substantially similar Change of Control Agreements (the “M&I Change of Control Agreements”) outstanding with all of the named executive officers (except for Mr. Wigdale, who retired as of December 31, 2004), 12 additional executive officers and 17 other officers and employees of the Company and its subsidiaries (collectively, the “Executives”). The M&I Change of Control Agreements with the named executive officers and John M. Presley, Senior Vice President and Chief Financial Officer of the Company, each have a term of three years. The M&I Change of Control Agreements with the other Executives each have a term of two years.

The M&I Change of Control Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

The M&I Change of Control Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for “good reason” or is involuntarily terminated other than for “cause” (as such terms are defined in the M&I Change of Control Agreements). In addition, in the case of some M&I Change of Control Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive’s current base salary plus the higher of the Executive’s bonus for the last year or the Executive’s average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive’s beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive’s disability or termination of employment by M&I for cause.

The M&I Change of Control Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. In addition, upon certain events following a change of control, some option agreements, including certain options held by the named executive officers, provide that options will remain exercisable for the lesser of (a) the remainder of their respective terms or (b) one year after the Executive’s death. The M&I Change of Control Agreements also provide for “gross-up” payments in the event payments to an Executive under the M&I Change of Control Agreement are subject to the excise tax (the “Excise Tax”) provided for under Section 4999 of the Code, or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

In addition, as of February 1, 2005, M&I had substantially similar change of control agreements (the “Metavante Change of Control Agreements”) for six officers of Metavante Corporation (“Metavante”), including one executive officer of M&I, who also have M&I Change of Control Agreements. The Metavante Change of Control Agreements are triggered upon a change of control of Metavante rather than M&I. In no event will payments be made or benefits be paid to the Metavante employees under both agreements. The Metavante Change of Control Agreements provide for specified benefits upon a change of control of Metavante if an employee voluntarily terminates employment for “good reason,” or is involuntarily terminated other than for “cause” (as such terms are defined in the Metavante Change of Control Agreements), within a three-year period following the change of control. In these events, the employee is entitled to substantially the same compensation as described above under the M&I Change of Control Agreements, including an Excise Tax gross-up payment. However, the restrictions limiting the exercise, transferability or other incidents of ownership of equity awards do not lapse upon a change of control of Metavante. The treatment of an employee under the Metavante Change of Control Agreements in the event of termination of employment because of death, disability or termination for cause is the same as under the M&I Change of Control Agreements.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors of M&I who are not employees are paid a retainer fee of $24,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $1,000 for each committee meeting which they attend. The chairs of the Audit, Compensation, Nominating, and Retirement Investment Committees are paid a retainer fee of $5,000 per year. Mr. Urdan is also paid $5,000 per year to act as presiding director at the non-management executive sessions of the Board. M&I has established a deferred compensation plan for its directors. Under such plan, all or part of the fees received by a director may be deferred at the election of the director. Amounts deferred may be allocated to one of two accounts as selected by the participating director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Payment of benefits from the Common Stock account is made in shares of Common Stock. The deferred compensation plan also allows directors to defer the receipt of shares issued upon the exercise of stock options, but only to the extent allowable under Section 409A of the Code. Deferred amounts are payable to a participating director at the election of the participating director. The election choices for 2005 plan year deferrals range from lump sum distribution after termination to five or ten annual installments after termination of service. Messrs. Jacobs, Johnson, Kellner, Mellowes, Meyer, O’Toole, Schaefer and Urdan elected to defer compensation under the plan during 2004. Directors of M&I who are also directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan.

Directors of M&I who are not employees of M&I or its subsidiaries also participate in the Company’s stock option plans. On the date of each Annual Meeting of Shareholders, each participant in the plan elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 5,000 and the number of years in the term to which such participant has been elected. In addition, a participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 5,000 and the number of years remaining in such participant’s term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the participant’s election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

M&I allows directors and their spouses incidental use of Company aircraft for personal purposes. Under this incidental use arrangement, the director and the director’s spouse are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight which was otherwise scheduled.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

General Policy

The Compensation and Human Resources Committee (the “Compensation Committee”) determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company’s incentive plans, and determines the salary levels for executive officers. The Company’s compensation program is designed to offer a competitive total compensation value that will attract and retain high quality talent and ensure alignment of a significant portion of the executive’s total compensation to the annual and long-term performance of the Company as well as the creation of stockholder value. The Compensation Committee bases its compensation decisions primarily on its overall assessment of the executive’s contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer’s compensation. The Compensation Committee reviews the executive’s performance in light of both the historical financial performance of the Company and the Compensation Committee’s assessment of the executive’s role in ensuring the future financial success of the Company. In this respect, the Compensation Committee seeks to reward leadership, innovation and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Awards under the Annual Executive Incentive Plan are based on the achievement of specified performance criteria determined by the Compensation Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Compensation Committee in determining that executive’s compensation. The Compensation Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company’s objectives and financial performance.

Federal income tax law prohibits publicly held companies, such as M&I, from deducting certain compensation paid to a named executive officer that exceeds one million dollars during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included in the computation of the limit. Although the Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its shareholders, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the Compensation Committee’s development and execution of effective compensation plans. Thus, the Compensation Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

2004 Compensation

Overview

With regard to 2004 compensation decisions, the Compensation Committee reviewed the Company’s financial performance on both a long-term and short-term basis, the compensation paid to the Company’s executive officers relative to similar companies and other information which the Compensation Committee deemed relevant in the case of any particular individual. The Compensation Committee’s compensation consultants, Hewitt Associates LLC, presented a report to the Compensation Committee comparing the Company’s performance, size and compensation levels to a group of seventeen regional bank holding companies and reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of the Company’s senior executive officers relative to those companies. The Compensation Committee also considered other analyses of the Company’s compensation levels and financial performance, including comparisons to the companies in the KBW 50 Index, which is the same peer group used in the performance graph, and a more defined group of similarly sized bank holding companies.

The Compensation Committee analyzed the peer group data and other information in order to reflect competitive factors and performance in the compensation of the Company’s executives. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company’s performance, the Compensation Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders’ equity and return on average assets). The Compensation Committee also considered total shareholder return in comparison to the Company’s peers. The Compensation Committee’s decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Compensation Committee’s subjective assessment of the executive’s performance.

Base Salary

In determining the base salaries for the Company’s executive officers, the Compensation Committee takes a long-term view of the executive’s job performance, the Company’s financial performance and the salaries paid in the marketplace to executives with similar responsibilities. Based on its review of these factors and the Hewitt Associates report, as well as the total compensation opportunities of each senior executive officer, the Compensation Committee deemed it appropriate to increase the 2004 base salaries of certain executive officers. The Compensation Committee believes the base salaries are commensurate with the Compensation Committee’s evaluation of the factors and information it reviewed.

Annual Executive Incentive Plan

The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants, which include all but one of the executive officers, based upon one or more objective financial performance criteria selected by the Compensation Committee. Metavante Corporation’s President and Chief Executive Officer participates in a separate plan related to the performance of Metavante Corporation. The Annual Executive Incentive Plan rewards eligible senior executives with an incentive award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year. In evaluating the participants’ bonus opportunity under the Annual Executive Incentive Plan, the Compensation Committee considers bonus amounts provided by peer companies. The performance criterion for 2004 was based upon earnings per share adjusted for certain items as approved by the Compensation Committee. Results under the plan exceeded the target performance levels established by the Compensation Committee for 2004, and resulted in eligible senior executives receiving payouts ranging from 56% to 165% of their respective 2004 base salaries as compared to payouts ranging from 54% to 175% of base salaries in 2003. In future years, the Compensation Committee may use performance criteria different than earnings per share.

Long-Term Compensation

It is the intention of the Compensation Committee to continue to emphasize long-term awards in the compensation provided to the Company’s executive officers. In arriving at the 2004 long-term award levels, the Compensation Committee compared the total compensation opportunities and the total value of each executive’s long-term award package in relation to those provided by peer companies for similar positions. The Compensation Committee also determined the allocation of long-term awards to each long-term compensation component, which includes awards under the Company’s Executive Stock Option and Restricted Stock Plan and long-term incentive plans.

The Compensation Committee determined to grant a combination of stock options and restricted stock awards in 2004. In determining the total number of options to be granted in 2004 to all employee recipients, including the executive officers, the Compensation Committee reviewed the annual option awards and cumulative options outstanding of the peer group companies in relation to outstanding shares. In 2004, option grants to employees totaled 3,668,145 options, or approximately 1.6% of shares outstanding as of December 31, 2004, and restricted stock awards to employees totaled 172,700 restricted shares, or 0.1% of shares outstanding as of December 31, 2004. The Compensation Committee believes annual awards at this level are comparable to the award levels of the peer group companies, and that the total value of such awards, as well as the allocation of such awards under the Company’s Executive Stock Option and Restricted Stock Plan and long-term incentive plans, are fair and appropriate.

The Compensation Committee has approved awards for participants in the Company’s 1994 Long-Term Incentive Plan, including the Company’s executive officers, with respect to the three-year period from January 2005 through December 2007. The performance criteria for this three-year cycle will be based upon both the Company’s total shareholder return in relation to companies in the KBW 50 Index and the Company’s cumulative three-year earnings per share adjusted for certain items relative to predetermined goals. Payment of long-term incentive awards is contingent upon the Company’s achievement of specified performance criteria, and no payouts will occur if the Company does not meet those criteria.

Chief Executive Officer Compensation

In determining Mr. Kuester’s salary, annual incentive opportunity and long-term awards, the Compensation Committee’s review concentrated on the prevailing market rates of compensation for his position and the Company’s current and prior year’s financial performance. The Compensation Committee also considered the compensation of the chief executive officers of the peer group companies, taking into account the Company’s size and performance relative to the companies in the peer groups, in order to determine whether Mr. Kuester is compensated on a basis which is reasonably consistent. The Compensation Committee reviewed the total value of Mr. Kuester’s long-term awards and determined the allocation of such awards to each compensation component. Mr. Kuester received a payout under the Annual Executive Incentive Plan of approximately 165% of his base salary, resulting from the Company’s 2004 financial performance in relation to the goals established under the plan. It is the Compensation Committee’s conclusion that Mr. Kuester’s compensation is fair and appropriate.

The Compensation and Human Resources Committee:

Mr. Wardeberg, Chairman                                Mr. O’Toole                                Mr. Shiely

PERFORMANCE GRAPH

The following graph shows the cumulative total stockholder return on the Company’s Common Stock over the last five fiscal years compared to the returns of the Standard & Poor’s 500 Stock Index and the KBW 50 Index.

Cumulative Total Return

Assumes Dividends Reinvested

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
M&I	$100	$83	$105	$93	$133	$156
S&P 500	100	91	80	62	80	89
KBW 50	100	120	115	107	143	158

KBW = Keefe, Bruyette & Woods 50-Bank Index; S&P = Standard & Poor’s 500.

AUDIT COMMITTEE REPORT

The Audit Committee of Marshall & Ilsley Corporation has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Deloitte & Touche required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with Deloitte & Touche the auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Fees Paid to Independent Auditors

Audit Fees. The aggregate fees billed for audit services rendered by Deloitte & Touche in 2004 and 2003 totaled approximately $1,326,000 and $852,000, respectively. Services rendered in this category in 2004 and 2003 consisted of:

•	audits of the consolidated and various affiliates’ financial statements;

•	reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;

•	audit of the Company’s internal control over financial reporting and attestation to management’s assessment thereof; and

•	services associated with registration statements, periodic reports and other documents filed with the Securities and Exchange Commission or other documents issued in connection with securities offerings, such as comfort letters and consents.

Audit-Related Fees. The aggregate fees billed in 2004 and 2003 for assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements totaled approximately $1,155,000 and $859,000, respectively. Services rendered in this category in 2004 and 2003 consisted primarily of:

•	internal control reviews, including SAS 70 reviews of the internal controls that were in operation at the Company’s service organizations;

•	due diligence services pertaining to acquisitions and dispositions;

•	attestation to management’s assertions relating to minimum servicing standards for certain securitization trusts; and

•	financial statement audits of employee benefit plans, common and collective funds; and

•	various agreed upon procedure reports.

Tax Fees. The aggregate fees billed in 2004 and 2003 for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning totaled approximately $1,331,000 and $1,456,000, respectively. Services rendered in this category in 2004 and 2003 consisted primarily of:

•	tax planning and other non-compliance consultation, including tax audit assistance and ruling requests; and

•	tax compliance and ruling requests, including federal and state tax return preparation.

All Other Fees. The aggregate fees billed in 2004 and 2003 for products and services provided by Deloitte & Touche, other than the services reported above, totaled $0 and approximately $80,000, respectively. No services were rendered in this category in 2004. Services rendered in this category in 2003 consisted of:

•	Peoplesoft readiness review; and

•	financial planning services for executive officers.

Pre-Approval Policy

The Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors, subject to a de minimus exception as provided in its charter. The Audit Committee has adopted a pre-approval policy relating to audit and non-audit services. This policy provides that the Company’s auditors may only provide those “tax” and “other” services that the Audit Committee believes will not impair the auditors’ independence. The Audit Committee believes that the provision of audit-related services, which are traditionally performed by the independent auditors, does not impair the independence of the auditors.

The pre-approval policy describes the permitted audit, audit-related, tax and other services that have the pre-approval of the Audit Committee, including the pre-approved fee levels for all services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it must receive specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved fee levels require specific pre-approval by the Audit Committee. The term of any pre-approval is generally one year from the date of pre-approval or, if the pre-approval relates to a specific project, for the term of the project. The chair of the Audit Committee has the authority to grant pre-approvals of audit and non-audit services between meetings, provided that any such pre-approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee will annually review and pre-approve services that that may be provided by the independent auditors.

The Audit Committee:

Mr. Orr, Chairman                                Mr. Jacobs                                Ms. Lyall

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche as the Company’s independent auditors for the fiscal year ending December 31, 2005 and is seeking the ratification of their appointment by the shareholders. Deloitte & Touche audited the Company’s financial statements for the fiscal year ended December 31, 2004. Representatives of Deloitte & Touche will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

Ratification of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending December 31, 2005 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche as the Company’s independent auditors for 2006.

The Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

SUBMISSION OF SHAREHOLDER PROPOSALS

The 2006 Annual Meeting of Shareholders is scheduled for April 25, 2006. In accordance with the Company’s By-laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2006 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2006 Annual Meeting of Shareholders must be submitted to the Company no later than January 26, 2006. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company’s By-laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2006 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 15, 2005. Proposals should be directed to Mr. Randall J. Erickson, Senior Vice President, General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

PENDING LEGAL PROCEEDINGS

No director or executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2004 all filing requirements were complied with.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Central Time, on April 25, 2005. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this Proxy Statement, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote electronically using the Internet, telephonically, or what is required to vote your shares in person at the Annual Meeting.

OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Randall J. Erickson, Senior Vice President, General Counsel

and Secretary

(	VOTE BY TELEPHONE OR INTERNET QUICK « « « EASY « « « IMMEDIATE	:

Marshall & Ilsley Corporation

Voting by telephone or Internet is quick, easy and immediate. As a Marshall & Ilsley Corporation shareholder, voting your shares electronically through the Internet or by telephone eliminates the need to return the proxy card. An electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Central Time, on April 25, 2005.

Voting by Internet

www.continentalstock.com

Have this proxy card available when accessing the above website. You will be prompted to complete an electronic ballot.

Voting by Telephone

1 (866) 894-0537

Use any touch-tone telephone to vote. Have your proxy card available and follow the instructions provided.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING

ELECTRONICALLY OR BY THE TELEPHONE.

Voting by Mail

Mark, sign and date the proxy card below, detach it and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

	FOR	WITHOLD AUTORITY	2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF MARSHALL & ILSLEY CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005
1. ELECTION OF CLASS III DIRECTORS:	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)			FOR ☐ AGAINST ☐ ABSTAIN ☐

Class III (with terms expiring April 2008): 01 Andrew N. Baur, 02 John W. Daniels, Jr., 03 John A. Mellowes, 04 Robert J. O’Toole and 05 John S. Shiely.			3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date

NOTE:	Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Marshall & Ilsley Corporation 2005 Annual Meeting of Shareholders Tuesday, April 26, 2005 10:00 a.m. CST Pabst Theater 144 East Wells Street Milwaukee, Wisconsin 53202

Enjoy the convenience of Electronic Delivery!

M&I’s shareholders have the option of receiving shareholder communications, such as the Annual Report to Shareholders and Proxy Statement, electronically via the Internet instead of by mail. Electronic delivery of shareholder materials not only saves on printing and mailing costs, but also provides convenient online access to M&I’s shareholder materials. For more information, or to sign up for electronic distribution of shareholder materials, go to www.micorp.com and click Registered Shareholder Services.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MARSHALL & ILSLEY CORPORATION

The undersigned appoints Dennis J. Kuester and Mark F. Furlong, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Marshall & Ilsley Corporation held of record by the undersigned at the close of business on March 1, 2005 at the 2005 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 26, 2005 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)